EXHIBIT 16.1

June 24, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Allied Corp. (formerly Cosmo Ventures Inc.) under Item 4.01 of Amendment No. 2 to Form 8-K dated November 15, 2019. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Allied Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP